PRESS RELEASE	FOR IMMEDIATE RELEASE

DATE: October 23, 2007	NEBRASKA DISTRIBUTION

CONTACT:	Chad Daffer	402-444-1630
	Andy Grier	402-444-1630
NASDAQ: ATAXZ
America First Tax Exempt Investors, L.P. Update on Investment Portfolio
     OMAHA, Neb., October 23, 2007 — America First Tax Exempt Investors, L.P. (the “Partnership”) (NASDAQ: ATAXZ) continued the expansion of its investment portfolio with the acquisition of $10.8 million Runnymede Apartments Multifamily Housing Revenue Bonds (the “Bonds”) on October 18, 2007. This latest transaction represents a new relationship undertaken by the Partnership and expands the network of brokers the Partnership utilizes for potential bond acquisitions. The Partnership seeks to acquire tax-exempt mortgage bond investments through one of three main strategies, (1) direct purchases based on existing relationships with housing developers, (2) purchases through a broker network or (3) through structured transactions. An example of a structured transaction is the previously announced acquisition of limited partnership interests in six limited partnerships in Ohio and Kentucky.
     The Bond proceeds will be used by the borrower to acquire and rehabilitate the Runnymede Apartments, a 252 unit apartment complex located in Austin, Texas. The Bonds carry an annual interest rate of 6% and mature on October 1, 2042. The Bonds were acquired using existing cash and a portion of the proceeds from a new financing arrangement through Merrill Lynch’s P-Float program. On October 18, 2007, the Partnership placed its’ $12.6 million tax-exempt mortgage revenue bond secured by the Woodbridge Apartments in Bloomington, Indiana into the P-Float program and received net proceeds of approximately $12.6 million accounted for as secured variable-rate borrowing.
     With the purchase of the Bonds and the new P-Float debt the Partnership now owns a bond portfolio with a total par value of approximately $150.1 million with associated P-Float secured financing of approximately $71.5 million, or 48% of the par value of the bond portfolio. The Partnership’s operating policy is to maintain leverage between 40% and 60% of the bond portfolio value. The Partnership continues to pursue new investments and, in the short term, expects to fund any new investments with existing cash and available leverage.

     America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Partnership is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of tax-exempt interest available for distribution to its BUC holders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Partnership seeks to achieve its investment growth strategy by investing in additional tax-exempt mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments. America First Tax Exempt Investors, L.P. press releases are available on the World Wide Web at www.ataxz.com
     Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Tax Exempt Investors, L.P., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.